SUPPLY AND DISTRIBUTION AGREEMENT


      THIS SUPPLY AND DISTRIBUTION AGREEMENT, ("Agreement") is entered into as of this 8th day of January, 2003 by and between Imagenetix, Inc. a California corporation ("Imagenetix"), whose principal place of business is 16935 West Bernardo Drive, Suite 101, San Diego, California 92127 and Newport Bioceuticals, LLC, a Nevada limited liability company ("Newport Bioceuticals"), whose principal place of business is 2436 West Coast Highway, Suite 2A, Newport Beach CA 92663.

      WHEREAS, Imagenetix has developed and manufactures a proprietary dietary supplement and cream for arthritis (hereinafter the "Product" and or "Celadrin ", as defined below); and

      WHEREAS, Newport Bioceuticals is engaged in the business of marketing and distributing dietary supplements and bioceutical products and desires to market, sell and distribute the Product;

      NOW, THEREFORE, in consideration for the mutual agreements contained herein, the parties agree as follows:

1. Definitions. When used in this Agreement, each of the terms set forth in this Section 1 shall have the meanings indicated below:

  1.1 "Product" shall mean the uniquely efficacious, proprietary arthritis products developed by Imagenetix and currently marketed under the brand name Celadrin.

  1.2  "Licensed Territory" shall be worldwide.

  1.3 "Direct Marketing" means that channel of distribution of products and services that involves selling directly to consumers as well through television shopping channels such as QVC, HSN, etc., including and any new television shopping channels created during the term of this agreement.

2. Supply and Sale. Imagenetix shall supply and sell to Newport Bioceuticals pursuant to the terms and conditions described herein.

  2.1 Exclusive Supplier. During the term of this Agreement and any renewals hereof, Imagenetix will supply Newport Bioceuticals for the purpose of having the rights to sell Imagenetix products in Direct Marketing to the consumer market and on a mass market basis with exception of Target Stores and Target affiliated stores.

  2.2 Exclusive Distributor.    During the term of this Agreement, Newport
      Bioceuticals shall be the exclusive distributor of Products in the Licensed Territory via Direct Marketing, provided that Newport Bioceuticals continues to market Product.

3.    Price.   Prices and applicable discounts for all Product ordered
hereunder shall be in accordance with attached "Exhibit A" which is incorporated herein by reference. Except as otherwise set forth herein, all prices and discounts specified in Exhibit A shall be firm or the term of this Agreement.

  3.1 The Product purchased hereunder are purchased for resale, therefore, the prices specified herein are exclusive of sales, use or similar taxes.

  3.2 Any and all taxes, excises, assessments, levies, imports, duties, costs, charges, and penalties, which may be assessed, levied, demanded, or imposed by any governmental agency in connection with this Agreement, shall be paid by the party upon which they are imposed and shall be the sole obligation of such party.

4.     Record Keeping.

  4.1 Imagenetix shall keep all records relating the manufacturing of Product for a minimum of seven (7) years.

  4.2 Imagenetix shall maintain retained samples of no less than two (2) units of Product from each lot of Product produced under the terms of this Agreement for a period of at least four (4) years beyond the units' dates of expiration.

  4.3 Imagenetix shall maintain vendor supplied Certificates of Analysis with full traceability to Products lots produced by Imagenetix for Newport Bioceuticals under this Agreement for a period of seven
       (7) years beyond date of manufacture.

  4.4 Imagenetix shall maintain results of all assays conducted on raw material components utilized in the Production of Product for a period of seven (7) years.

  4.5 Notification. Imagenetix agrees to notify Newport Bioceuticals within thirty (30) calendar days of Imagenetix's recognition of any problem, anomaly, defect or condition (planned or unplanned) that would reasonably cause Newport Bioceuticals concern relative to instability, interchangeability, availability, reliability, maintainability, form, fit, function, or quality of the Product.

  4.6 Formula Physical Stability. Imagenetix is fully responsible for any formula physical stability issues arising from the materials used in the formula(s), the manufacturing process, reaction with bulk shipping containers, or formula reactions with final packaging material.

5. Term and Renewal. This Agreement shall commence upon the date first written above and shall continue for five (5) years thereafter, unless sooner terminated pursuant to the provision herein. This Agreement may be automatically renewed for additional terms of two (2) years each.

6.     Indemnity.

  6.1 Against Product Liability. Imagenetix agrees to indemnify and hold Newport Bioceuticals and its affiliates harmless against any and all claims, losses, damages, injuries, liabilities or expense, including reasonable attorneys fees and costs of investigation and suit to defend such claims, arising out of any allegation, claim or assertion by a governmental agency or any third party that any of the Products resold by Newport Bioceuticals is adulterated, misbranded, unsafe or otherwise constitutes Defective Product. The foregoing indemnity shall include, without limiting its generality, losses, damages, liabilities and expenses arising out of governmental agency recall of Defective Product, and the consequential damages proximately caused thereby, such as loss of business, profits, and reputation and refunds which Newport Bioceuticals is obligated to make to its customers as a consequence thereof. Newport Bioceuticals agrees to give Imagenetix prompt notice of any and all claims made against it in connection with allegedly Defective Product, and to cooperate with Imagenetix in defending against such claims. The foregoing warranty and indemnification shall be binding upon Imagenetix and its successors and shall inure to the benefit of Newport Bioceuticals and it successors in connection with Product delivered pursuant to this Agreement.

7.     Confidential Information.

  7.1 Confidential Information, as used herein, means any and all plans, data, inventions, products, machines, improvements, designs, discoveries, know-know, concepts, methods, algorithms, programs, trade secrets, processes, formulas, techniques, data, supplier lists, distributor lists, genealogies, customer lists, phone logs, marketing and business plans, financial information (including but not limited to information, whether actual, estimated or projected), technical or scientific and all other work products or proprietary information of any kind or nature, whether patentable or copyrightable or not, pertaining to the other party, its business or its products, which are not found in the public domain; and includes any and all records, reports, manuals, drawings, schematics, diskettes, notes, memoranda, print-outs, graphs, writings of any kind or nature, tape films and either electronic, visual or audio recordings of any kind or nature containing in whole or in part Confidential Information, whether originals or copies.

  7.2 Imagenetix and Newport Bioceuticals hereby agree not to disclose Confidential Information to any person(s) or entity, except to employees or agents who require the same for purposes of the manufacture of the Products.

8. Termination. In addition to the other provisions contained elsewhere in this Agreement, this Agreement may be terminated on occurrence of any of the following events, and in the following manner:

       8.1 By the non-breaching party at any time if the other party has breached a material provision contained in this Agreement and has not cured the breach within thirty (30) days of receipt of written notice thereof.

9.          Imagenetix Warranties.

       9.1 Imagenetix warrants that all units of the Product sold and delivered to Newport Bioceuticals are safe and efficacious when taken in the recommended dosages.

       9.2 Imagenetix warrants that all units of the Product sold and delivered to Newport Bioceuticals shall, as of the date of delivery to Newport Bioceuticals, not be misbranded within the meaning of any laws or regulations.

       9.3 Imagenetix warrants that all Products sold and delivered to Newport Bioceuticals shall be free from adulteration, impurities, defects or any other material unsafe for human consumption.

       9.4 In addition to any and all other remedies provided for herein, or at law, Imagenetix agrees, at its sole cost, to recall and replace all Defective Product and replace the same with an equal amount of Product that is conforming and not Defective Product.

       9.5 Imagenetix authorizes Newport Bioceuticals to utilize its clinical and medical research as it relates to all products Newport Bioceuticals purchases from Imagenetix. Imagenetix will provide full cooperation in assisting Newport Bioceuticals in developing consumer advertising by providing Newport Bioceuticals with product names and suggested marketing and scientific support statements.

10.         Insurance.   Imagenetix agrees to carry product and contractual
liability insurance for Newport Bioceuticals benefit, at Imagenetix's expense, with liability limits of $1,000,000.00 aggregate and $1,000,000.00 per incident, to name Newport Bioceuticals as an additional insured on all such policies and to deliver to Newport Bioceuticals evidence of such insurance and of Imagenetix's compliance with the provisions of this section promptly following the execution hereof and upon each annual renewal hereof.

11.         General Provisions.

       11.1 Complete Agreement. This Agreement shall become binding on the parties when signed by authorized representatives of the parties, and shall constitute the entire and sole agreement of the parties pertaining to the subject matter of this Agreement mutually withdrawing any and all oral, written, expressed, or implied agreements or understandings not set forth in full herein. All exhibits identified herein are specifically made a part of this Agreement. Any modifications, additions to, or waiver of any of the terms and conditions herein, shall not be effective unless in writing and signed by a duly authorized office of the party against whom the same is ought to be enforced. This Agreement shall not be modified or altered by and subsequent course of performance between parties.

       11.2 Governing Contract.   The terms and conditions herein shall govern
            all purchase orders placed thereunder, and shall override all printed terms and conditions contained on the purchase order or acknowledgement form issued by either Newport Bioceuticals or Imagenetix.

       11.3 Notices.   Any notices required to be given under the terms of
            this Agreement shall be given in writing at the address of the other party first above written, or such other address as may be specified in writing from time to time.

       11.4 Enforceability.   If any provision(s) of this Agreement shall be
            held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

       11.5 Governing Law. This Agreement shall be deemed to have been entered into in the state of California, and shall be construed in accordance with California law.

            IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the date first above written.


  IMAGENETIX, INC.                        NEWPORT BIOCEUTICALS, LLC.



   /s/William P. Spencer                 /s/George Vrabeck
   By:  William P. Spencer               By:  George Vrabeck, on behalf of
           Its:  President                    Newport Bioceuticals, LLC